UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                   FORM N-8A

                 NOTIFICATION OF REGISTRATION FILED PURSUANT TO

               SECTION 8(a) OF THE INVESTMENT COMPANY ACT OF 1940

 The undersigned investment company hereby notifies the Securities and Exchange
  Commission that it registers under and pursuant to the provisions of Section
     8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:  Allstate Assurance Company Variable Life Separate Account

Address of Principal Business Office: 3075 Sanders Road, Northbrook, IL 60062

Telephone Number (including area code): 1-800-366-1411

Name and address of agent for service of process:
          Jan Fischer-Wade, Esquire
          Allstate Assurance Company
          2940 S. 84th Street, 2B3
          Lincoln, NE  68502

Check Appropriate Box: Registrant is filing a Registration Statement pursuant to
Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A: YES [X] NO [ ]

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                                   SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the depositor of the registrant has caused this notification of amendment of registration to be duly signed on behalf of the registrant in the City of Northbrook and State of Illinois on the 27th day of October, 2016.

Signature: Allstate Assurance Company Variable Life Separate Account, Registrant

                        By: Allstate Assurance Company,
                            Depositor

                        By: /s/ Angela K Fontana
                            --------------------
                            Angela K. Fontana
                            Vice President, General Counsel and
                            Secretary


Attest: /s/ Gina Garrison
       ------------------
       Gina Garrison